CEO Agreement Termination and Continuation as Senior Advisor

Termination of Thomas E. Irwin as Chief Executive Officer (CEO) between Tower Hill Mines (US) LLC (The Company) and Thomas E. Irwin (Executive) in accordance with the Employment Agreement of March 18, 2014 and to be superseded by Continuation of Employment of Thomas E. Irwin as Senior Advisor to ITH.

Effective Date of Termination of Thomas E. Irwin as CEO dated January 31, 2017 and Effective Date of appointment as Senior Advisor to ITH dated January 31, 2017. Agreement made by and between Mr. Marcelo Kim, Chair of the ITH Board, and Mr. Thomas E. Irwin, CEO of ITH, on January 26, 2017. The agreement was approved unanimously by the ITH Board of Directors on January 26, 2017.

Agreement:

1) $175,000 to be paid in ITH Stock, if necessary as a security-based compensation agreement subject to shareholder approval at the next AGM. Stock value to be based on the 5-day VWAP on the TSX and the then current USD/CAD exchange rate as at January 31, 2017. If non-approval then comparable compensation.

2) $5,000 per month as Senior Advisor (February thru May 2017). Payable on the normal payroll schedule with normal deductions.

3) Maintain continuity of employment to provide advice to ITH, maintain coverage of D&O Insurance for the 4-month period February thru May, 2017, and maintain current stock options.

4) Nominated to the ITH Board of Directors and elected by the shareholders May 2017.

5) Consideration for 2017 stock options (if there is a program) based on 2016 CEO completed work.

6) Termination of current CEO contract In accordance with the provisions that are within that agreement.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement to be effective for all purposes as of the Effective Date.

Dated: 5/30/2017

EXECUTIVE:

[signature]

Thomas E. Irwin

THE COMPANY:

Dated: 5/30/2017

[signature]

CHAIR OF THE ITH BOARD OF DIRECTORS

Marcelo Kim